UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
KERR-McGEE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The letter to the editor below was published in the Oklahoman on July 9, 2006.

Luke R. Corbett
Kerr-McGee Chairman and Chief Executive Officer

        I've tried many times to find the right words to describe the events of the past few days, and "bittersweet" seems to be the one that best expresses my feelings. "Bitter," in that so many friends, co-workers and their families are faced with uncertainty following the announcement that Kerr-McGee will merge into Anadarko Petroleum Corporation. "Sweet," in that we accomplished our company's mission to enhance value for our stockholders. While I'm disappointed that Kerr-McGee no longer will exist in Oklahoma City, I'm comforted to know the positive impact the company has made will always remain.

        In 1952, Dean A. McGee wrote a paper titled "Principles That Guide Me in Management." In that paper he stated it is self-evident that an organization with high standards attracts the best employees. I could not agree more with his belief that ability and capacity go hand in hand with good morals and solid ethics. I believe Kerr-McGee attracts the best and the brightest, whether it is in Oklahoma City, Houston, Denver or Beijing. It is a direct result of the efforts of our talented and innovative employees that this transaction will result in a substantial premium for our stockholders.

        I am proud of our employees. I've said many times that they are the most caring, most compassionate and kindest people you could ever meet. They've made a tremendous difference in the lives of countless children at Columbus Elementary during the company's 15-year relationship with that school. Through the years they also have made an immeasurable impact on social service agencies, charities and cultural institutions by contributing their time, money and talents.

        I am grateful for the overwhelming support Kerr-McGee has received from our friends in Oklahoma City and the surrounding areas. We work in a volatile business, and we always strive to lessen those uncertainties as best we can, so we appreciate the constant encouragement of the citizens and leaders of Oklahoma City.

        As I look back at Kerr-McGee's many achievements, I take great satisfaction in knowing that, from the very beginning, we did things the right way. In doing so, we enhanced value for our shareholders and we enhanced the quality of life for our neighbors in each community where we operate.

Additional Information and Where to Find It
In connection with the proposed acquisition and required stockholder approval, Kerr-McGee filed a preliminary proxy statement with the SEC on June 30, 2006. A definitive proxy statement will be mailed to the stockholders of Kerr-McGee. KERR-MCGEE'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION AND KERR-MCGEE. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by Kerr-McGee by going to Kerr-McGee's Investor Relations page on its corporate website at www.kerr-mcgee.com.

Kerr-McGee and its officers and directors may be deemed to be participants in the solicitation of proxies from Kerr-McGee's stockholders with respect to the acquisition. Information about Kerr-McGee's executive officers and directors and their ownership of Kerr-McGee stock is set forth in the proxy statement for the Kerr-McGee 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Kerr-McGee and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Anadarko Petroleum Corp. and its officers and directors may be deemed to have participated in the solicitation of proxies from Kerr-McGee's stockholders in favor of the approval of the acquisition. Information concerning Anadarko's directors and executive officers is set forth in Anadarko's definitive proxy statement, which was filed with the SEC on March 23, 2006, and other reports filed with the SEC. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Anadarko's Investor Relations page on its corporate website at www.kerr-mcgee.com.